Exhibit 4A.4

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NOTARIA MUSALUM

DIGEST No. 16.776 -2004

PURCHASE-SALE CONTRACT

BANCO SANTANDER – CHILE

TO

EMPRESAS ALMACENES PARIS S.A.

In Santiago, Chile, on the sixth day of December, two thousand four, before me, JOSÉ MUSALEM SAFFIE, an attorney and Notary Public, Head of the Forty-Eighth Notarial Office of Santiago, with domicile in this city at Calle Huérfanos number seven hundred seventy, third floor, appear: Oscar Von Chrismar Carvajal, Chilean, married, a commercial agent, with National I.D. Card Number six million nine hundred twenty-six thousand five hundred eleven [dash] one, representing BANCO SANTANDER – CHILE, a banking institution, both domiciled in this city at number one hundred forty Calle Bandera, hereinafter also the "BANK" or the "Vendor," for one part; and EMPRESAS ALMACENES PARÍS S.A., a company domiciled in this city at number two thousand two hundred seventy Calle Coyancura, eleventh floor, Providencia Commune, duly represented by Andrés Munita Izquierdo, Chilean, married, a commercial engineer, with National I.D. Card Number six million eight hundred seventy-two thousand five hundred seventy-two dash zero, having the same domicile, hereinafter also "EMPRESAS PARIS" or the "Purchaser," for the other;

both appearing parties being of legal age and furnish evidence of their identity with the aforementioned I.D. cards, who declare that they come to enter into the following purchase-sale contract: RECITALS AND WHEREAS CLAUSES. One) By private instrument dated the nineteenth of November, two thousand three, the BANK and EMPRESAS PARÍS entered into a framework agreement, hereinafter the "Framework Agreement," to pursue a long-term strategic alliance with the aim of taking advantage of the synergies between their respective businesses, to strengthen both businesses, and generate exclusive benefits for their clientele while not injuring, inhibiting, or restricting the parties' business activities thereby. Two) As prescribed under the Framework Agreement's provisions, by private instrument dated the sixteenth of July, two thousand four, the BANK entered into an agreement titled "Commercial Strategic Alliance Contract and Other Agreements," hereinafter the "Alliance Contract," with EMPRESAS PARIS and Sociedad Comercial de Tiendas Limitada. Three) In the Alliance Contract, the BANK promised, among other stipulations, to sell, assign, and transfer to BANCO PARÍS, to which end the companies indicated in provision One), above, promised to buy, accept, and acquire, assets of the BANK's "Santiago-Express Division," upon the terms and conditions prescribed in said Contract. Four) Without prejudice to the foregoing, the BANK, BANCO PARÍS, and EMPRESAS PARÍS agree to enter into the promised contract between the BANK and the parent company of BANCO PARÍS, i.e., EMPRESAS PARÍS. Five) In the promise of sale alluded to in provision Three), above, the parties agreed that the promised purchase-sale transaction would be entered into within thirty days after fulfillment of the last of the conditions precedent, which must be fulfilled within a maximum of one hundred eighty days from the date on which the transaction is entered into, to wit: a) The Superintendency of Banking and Financial Institutions, hereinafter the "SBIF," must have authorized the existence and approved the bylaws of BANCO PARÍS, and the certificate evidencing said authorization and approval and containing an excerpt from the bylaws must have been registered and published as required by Article Thirty-One of the General Banking Act; and b) The SBIF must have granted BANCO PARÍS the operating authorization prescribed in Article Thirty-One of the General Banking Act

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[Item Six) is missing, possibly from a preceding page]...and must have authorized the promised contract, if necessary. Seven) By Resolution Number three, dated the ninth of August, two thousand four, the SBIF authorized the existence and approved the bylaws of BANCO PARÍS, and the certificate evidencing said authorization and approval, and containing an excerpt from the bylaws, was registered on the eleventh of August, two thousand four, on page twenty-four thousand eight hundred thirty-four, under number eighteen thousand five hundred fifty-two, of the Commercial Registry for two thousand four, kept by the Santiago Conservator of Real Properties, and was published in the Official Journal on the thirteenth of August, two thousand four, as prescribed by Article Thirty-One of the General Banking Act. Eight) By Resolution Number one hundred fifty-seven, dated the twenty-fifth of November, two thousand four, the SBIF granted BANCO PARÍS the operating authorization prescribed in Article Thirty-One of the General Banking Act. By virtue thereof, and of the fact that the conditions precedent prescribed in the aforementioned promise of purchase-sale have been fulfilled, the parties come in this act to enter into the following purchase-sale contract: ONE: The BANK hereby sells, assigns, and transfers to EMPRESAS PARÍS, for which its aforenamed representative buys, accepts, and acquires, the Financial Assets of the "Santiago-Express" Division and the Intangible Assets associated with said Financial Assets, upon the following terms and conditions. TWO: Scope of the object bought and sold: The following are included in this sale, assignment, and transfer: One) the Financial Assets, comprising the placements or loans granted by the BANK's Santiago-Express Division that are either current or past due for up to one hundred seventy-nine days but not written off as of the date hereof. Said placements or loans, with an indication of each one's initial amount and date of execution, currency, customer's name and RUT, and customer's demographic data, outstanding balance as of the date hereof, and value of installments pending as of the date hereof, as well as that of any installments past due and not written off that are subject to pre-judicial and judicial collection at this time, are recorded on magnetic media in a compact disc that the Vendor delivers to the Purchaser in this act, and which shall be deemed an integral part of this purchase-sale contract for all legal intents and purposes. An express record is made of the fact that: a) the placements and loans involved in this purchase-sale transaction consist of non-readjustable consumer loans, credits under MasterCard credit card lines of credit, and seventy-three consumer loans financing computer purchases for educators, owed by customers of the "Santiago-Express" Division who do not have checking accounts with the BANK; and b) the procedure for the transfer of the credits associated with MasterCard credit cards held by customers of the BANK's "Santiago-Express" Division to EMPRESAS PARÍS, in view of the fact that said credits will be transferred by EMPRESAS PARÍS to BANCO PARÍS, shall be governed by the provisions in the document that, having been signed by the parties, is attached hereto as Exhibit B of this purchase-sale contract, which shall be deemed an integral part thereof for all legal intents and purposes; and Two) the Intangible Assets, consisting of all those that permit the Santiago-Express Division's operation as a going-concern business unit, such as the strategic location of the branch network and partial knowledge for attraction of credit cards and consumer credits, which are delivered in this act through electronic manuals or operating procedure documents, which Empresas París acknowledges receiving in perfect condition. THREE: Rights included in the purchase-sale transaction. The purchase-sale transaction expressly includes all the rights of any other kind pertaining to the BANK as creditor and holder of the credits or other portfolio transactions covered by it. In addition, pursuant to the provisions of Article One Thousand Nine Hundred Six of the Civil Code, all the guarantees, bonds, privileges, and mortgages are understood as being including in the sale, assignment, and transfer of the Financial Assets to which the preceding clause refers. An express record is made of the fact that, insofar as these are rights subject to litigation, their price is the face value of the credits in litigation. FOUR: Sale price. The total price of the purchase-sale transaction is the sum of one hundred twelve billion five hundred sixty-three million seven hundred forty-five thousand two hundred twenty-three pesos, distributed as follows: a) ninety billion four hundred thirty-four million sixty-five thousand two hundred twenty-three pesos, reflecting the sale price of the Financial Assets; and b) twenty-two billion one hundred twenty-nine million six hundred eighty thousand pesos, reflecting the sale price of the Intangible Assets associated with the

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Financial Assets. The total price of this purchase-sale transaction is paid in this act by the Purchaser, in cash, and the Vendor declares that it has received said price to its full and total satisfaction. FIVE: The BANK's Representations and Warranties. In connection with the conclusion of this purchase-sale transaction, the BANK makes the following representations and warranties for the exclusive benefit of EMPRESAS PARÍS and BANCO PARÍS, which are true, accurate, and complete as of the date hereof: a) Incorporation. It is a banking institution, incorporated, existing, fully authorized, and in good standing in conformity with the laws of the Republic of Chile, having all the corporate powers required to own and lease its properties and pursue the activities inherent in its industry; b) Powers vis-à-vis this contract. It has all the corporate powers required to sign and execute this contract and to carry out the transactions contemplated herein, having obtained all the corporate decisions needed to authorize said signing and execution and the conduct of said transactions, as a result of which this contract is a valid and binding obligation for the BANK, enforceable in accordance with its terms; c) Absence of dispute and dispensation of approval. The BANK's signing, execution, and performance of this contract, or any other document that must be executed by the BANK by virtue hereof, and the performance and satisfaction of the terms and conditions of this contract or those documents: (i) are not inconsistent with and do not constitute an infringement, default, or violation of the provisions of the BANK's bylaws; (ii) are not inconsistent with and do not require the subsequent approval of any party, nor do they constitute an infringement, default, or violation, nor cause the forfeiture of rights or benefits or the assumption of responsibilities or liabilities by virtue of any contractual term or condition, nor will they provoke the cancellation, amendment, or accelerated expiration of any contract, deed, or obligation of the BANK; (iii) are not inconsistent with, nor do they require the subsequent approval of any person by virtue of the provisions of any applicable law binding on the BANK, nor will they constitute an infringement of said laws; d) Taxes. (i) The Santiago-Express Division is not a taxpayer independent of the BANK, and, accordingly, is not required to file separate income tax returns with any government agency; (ii) it has paid all taxes due, including the stamp taxes that are required to have been paid by the date hereof in respect of the Financial Assets covered by the sale and assignment, and to which no objection has been raised by the tax authorities; and (iii) all the tax returns filed by the BANK in relation to the Financial Assets covered by this sale and to which no objection has been raised by the tax authorities are true, accurate, and complete. It is expressly agreed that EMPRESAS PARÍS and/or BANCO PARÍS shall be exclusively responsible for the stamp tax applicable to the notes issued from the date hereof onward to document obligations emanating from the lines of credit associated with MasterCard credit cards issued by the BANK's Santiago-Express Division that are included in this purchase-sale transaction; e) Litigation. The BANK shall be solely responsible for the prosecution and results of the litigation brought against the BANK up to the date of this purchase-sale transaction in relation to the Financial Assets covered by this sale and assignment, before any court, arbitrator, or administrative, governmental, or regulatory authority or agency; f) Lists of Financial Assets. As of the date hereof, the computer lists of the Santiago-Express Division's Financial Assets and credits not written off and subject to pre-judicial and judicial collection that are covered by this purchase-sale transaction are complete and correct; g) Absence of certain changes and events. From the date on which the Framework Agreement was signed to the date hereof, the BANK has conducted the business of the Santiago-Express Division according to its normal form of business and historic practice; h) Origin of the Financial Assets. As of the date hereof, each and all of the Financial Assets covered by this sale and assignment belong to and (i) have originated in concrete transactions falling within the Santiago-Express Division's normal form of business, and have in all material respects been entered into in conformity with the SBIF standards applicable to commercial loans and consumer bank credit in particular; (ii) represent legal, valid, and binding obligations of the respective borrowers, being enforceable in conformity with their terms, and the respective notes for the consumer credits covered by this purchase-sale transaction are plaintiff's rights that have not expired and are not subject to the expiration of any statute of limitations during the twelve months subsequent to the date on which the respective debtor fell into arrears; and (iii) insofar as they are secured, said security creates a valid and enforceable right over the

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pledged goods, which right may be freely assigned together with the loans so secured. SIX: EMPRESAS PARIS's Representations and Warranties. In connection with the conclusion of this purchase-sale transaction, EMPRESAS PARÍS makes the following representations and warranties for the exclusive benefit of the BANK, which are true, accurate, and complete in all material respects as of the date hereof: a) Incorporation. It is a corporation that is incorporated, existing, fully authorized, and in good standing in conformity with the laws of the Republic of Chile, having all the corporate powers required to own and lease its properties and pursue the activities inherent in its industry; b) Powers vis-à-vis this contract. It has all the corporate powers required to sign and execute this contract and to carry out the transactions contemplated therein, having obtained all the corporate decisions needed to authorize said signing and execution and the conduct of said transactions, as a result of which this contract is a valid and binding obligation for EMPRESAS PARÍS, enforceable in accordance with its terms; c) Absence of dispute and dispensation of approval. No subsequent consent, waiver, or approval by government authorities or public agencies, and no other notice or presentation before them, nor any consent or approval by third parties is required in relation to (i) the signing, execution, and performance of this contract by BANCO PARÍS or (ii) EMPRESAS PARIS's conduct of the transactions contemplated herein. SEVEN: Extent and scope of the BANK's liability. The BANK's liability as Vendor shall be limited exclusively to the existence of the credits and their privileges, accessories, insurance, and security at the time of the assignment, as well as to the effectiveness of its status as legitimate owner or holder thereof, and it does not assume or bear any liability for the current or future solvency of the borrowers under the loans included in this purchase-sale transaction. On this score, EMPRESAS PARÍS undertakes in this act to: (i) fully and promptly inform the BANK of any claim or legal action filed against it in relation to the loan portfolio transferred hereby, of which it becomes aware, so that the BANK may take all the actions that may be necessary to adequately safeguard its interests and equity, in good time and form;

and (ii) fully indemnify the BANK for all direct and foreseen equity losses the BANK may experience within twenty months from the date hereof due to third-party claims or legal actions relating to the loan portfolio covered by this purchase-sale transaction, as a consequence of minor faults by EMPRESAS PARÍS, with the exception of injuries caused by facts, acts, or omissions of the BANK prior to the date hereof. The BANK undertakes in this act to fully indemnify EMPRESAS PARÍS for all direct and foreseen equity losses EMPRESAS PARÍS may experience within twenty months from the date hereof due to third-party claims or legal actions relating to the loan portfolio covered by this purchase sale transaction, as a consequence of minor faults [committed] by THE BANK prior to the date hereof. EIGHT: Obligation for clearance and indemnification of damages. Notwithstanding the limitation of liability prescribed in the preceding clause, the BANK undertakes in this act to assure EMPRESAS PARÍS of the ownership and peaceful possession of the Financial Assets sold, assigned, and transferred to it by means hereof, and to answer for the losses provoked by eviction or the redhibitory defects said Financial Assets may have. The parties expressly agree to consider the falsehood, inaccuracy, incompleteness, or incorrectness of any of the BANK's representations and warranties in the Fifth Clause of this purchase-sale contract as redhibitory defects that shall entitle EMPRESAS PARÍS to demand payment of the corresponding indemnification for damages, provided the falsehood, inaccuracy, incompleteness, or incorrectness of one or more of the BANK's representations is alleged within the term of twenty months from the date hereof. NINE: Delivery of credit instruments and other documentation. In compliance with the provisions of Article One Thousand Nine Hundred One and following of the Civil Code, and Article Seventeen and following of Law Eighteen Thousand Ninety-Two on bills of exchange and promissory notes, the BANK materially delivers and conveys ownership of the instruments representing each and all of the assigned credits, as well as all the supporting documentation for them and all the information regarding the lines of credit associated with MasterCard credit cards issued by the BANK's Santiago-Express Division and used by the users thereof, to EMPRESAS PARÍS in this act.

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Together with the foregoing, the BANK gives EMPRESAS PARÍS in this act a computer list on magnetic media containing all the historical information, from the last five years prior to the date hereof, associated with the customer transactions transferred to EMPRESAS PARÍS, which assures the continued commercial management of each product. The BANK likewise gives EMPRESAS PARÍS, in this act, on magnetic media and with access to all the physical documents, all the historical information it has for the last five years prior to the date hereof, inherent in all the risk assessment processes for the Santiago-Express Division's entire portfolio, including both the current and the past-due transactions. EMPRESAS PARÍS undertakes to use all the information furnished it by the BANK in strict confidentiality for purposes appropriate to its activity, and undertakes to respect and comply with all the provisions of Law Number Nineteen Thousand Six Hundred Twenty-Eight as amended, insofar as they are applicable. TEN: Insurance. Within fifteen days subsequent to the date hereof, the BANK shall give EMPRESAS PARÍS all the current insurance policies insuring the credits or placements that are assigned and transferred, duly endorsed. ELEVEN: Special rules on credits subject to judicial collection and not written off. As regards the credits, rights, and assets of the BANK's Santiago-Express Division that are not written off and are included in this purchase-sale transaction, and which are subject to judicial collection by the BANK as of the date hereof, the parties expressly agree that EMPRESAS PARÍS, together with its acquisition of the ownership of said credits, rights, and assets, also becomes the owner of the respective actions for collection of the borrowers', debtors', and/or guarantors' obligations. To that end, the BANK assigns and transfers to EMPRESAS PARÍS in this act the respective collection actions as prescribed by law, whether for credits or notes owed, either nominative or to the bearer, and whether said collection actions are of an executory, ordinary, or other nature. This transfer is made in conformity with the provisions regulating assignments of credits and rights under Chilean legislation, and an express record is made of the fact that what is assigned are the credits and rights with their respective privileges and security and the respective actions for collection of the obligations owed by those required to pay, in their current condition and including those emanating from executed judgments or those subject to execution in proceedings of any kind; EMPRESAS PARÍS takes upon itself the responsibility and costs of the continuation of said procedures and the exercise of the rights and actions to which litigants are entitled in view of the type of judicial proceeding in question, and it relieves the BANK of all subsequent liability in this respect. EMPRESAS PARÍS, together with its acquisition of the ownership of the collection actions, makes itself responsible for and assumes all the obligations that may arise from the judicial enforcement of the respective loans, credits, or security, and the BANK is not thereby obligated to carry out any other procedures or steps distinct from those that might be strictly necessary at law to formalize, at its expense, the transfer of the ownership of the respective credits rights and collection actions to EMPRESAS PARÍS, provided however, that from the date hereof onward, the proceedings shall continue to be prosecuted by the attorneys appointed by the BANK while EMPRESAS PARÍS shall pay said attorneys' fees from the date hereof onward, and without prejudice to the agreements EMPRESAS PARÍS may have with said professionals in regard to the continuity of their services. TWELVE: Reimbursement. The BANK undertakes to reimburse EMPRESAS PARÍS for each and all the sums received for any reason subsequent to the date hereof in connection with the credits assigned to EMPRESAS PARÍS. Said reimbursement must be paid to the checking account indicated to the BANK by EMPRESAS PARÍS within three days following receipt. THIRTEEN: Trademark use. The parties expressly agree that, for a period of one year from the date hereof, the BANK may not use the expression "Santiago Express" as a trademark for a Commercial Banking Network, nor may it use said expression for advertising purposes. "Santiago Express" shall continue to be the BANK's property and may not be used by BANCO PARÍS except insofar as it is indispensable for the continuity of certain operations, and, in any event, only for a period of six months from the date hereof. FOURTEEN: Noncompetition. The BANK and its subsidiaries, and Banefe in particular, shall refrain from engaging in special positive actions,

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through mass contacts or the mass media, intended to commercially exploit and/or work the Santiago-Express Division's portfolio that is divested hereby. FIFTEEN: Conciliation and arbitration. The parties agree that any problem or dispute that may arise between them in respect of the application, construction, duration, validity, or enforcement of this contract or for any other reason shall be submitted to a Conciliation Committee comprised of the following persons: The BANK appoints Sergio Urrejola Monckeberg, and in the event of his absence, impediment, or resignation, Eustaquio Martínez Martínez. EMPRESAS PARÍS, for its part, appoints Carlos Urenda Zegers, and, in the event of his absence, impediment, or resignation, Juan Carlos Dörr Zegers. Proof of the resignation, impediment, or absence of the principal member shall not be necessary for his replacement to act. If the Conciliation is unsuccessful for any reason or cause, the issue shall be brought before an Arbitration Panel, which shall resolve as a collective court and act as a mixed referee. Said Panel shall be comprised of the aforementioned persons, who in addition to convening as an Arbitration Panel must by agreement appoint an umpire who shall chair the Panel. In the absence of agreement regarding the name of the person who will chair said Arbitration Panel, he shall be appointed in accordance with the currently applicable Procedural Arbitration Regulations of the Cámara de Comercio de Santiago A.G. (Santiago Chamber of Commerce) Center for Arbitration and Mediation. The parties confer an irrevocable special power of attorney on the Cámara de Comercio de Santiago A.G., so that, at the written request of any of the members of the Arbitration Panel appointed by them, it may designate the chairman of the Arbitration Panel. Said designee may be any of the attorneys who make up the corps of arbitrators of the Cámara de Comercio de Santiago A.G. Center for Arbitration and Mediation. The Arbitration Panel's decisions shall be adopted by simple majority and there shall be no appeal therefrom, wherefore the parties expressly waive any such appeal. The Arbitration Panel must determine its own rules, procedures, and time limits for the parties' actions before it and for any award, and must in all cases provide a hearing for the parties and arrangements to receive the evidence and information they submit, and it must establish, as soon as its members are appointed, the form in which petitions or claims shall be made and the mechanism of notification to be used to inform the parties of its resolutions or decisions. It shall likewise be empowered to resolve all issues relating to its competence and/or jurisdiction. The Arbitration Committee's members appointed by the parties may be replaced by them. SIXTEEN: Communications. Pursuant to the provisions of Chapter Eighteen Dash Ten of the Compendium of Banking and Financial Standards, within two days subsequent to the date hereof, the BANK and EMPRESAS PARÍS shall report it as an essential fact to the Superintendency of Banks and Financial Institutions, the Superintendency of Securities and Insurance, and the Stock Exchanges, as appropriate, in compliance with the provisions of Article Ten of the Securities Market Act. By the same token, within five days from the date hereof, the BANK and BANCO PARÍS shall jointly publish a conspicuous notice in the El Mercurio Newspaper and in a newspaper of each city where offices of the BANK's Santiago-Express Division operate, informing the public of BANCO PARIS's acquisition of the Financial Assets of the BANK's Santiago-Express Division, and shall jointly therewith send a notice to the debtors of the assigned credits informing them of the transaction. SEVENTEEN: Scope of certain stipulations. The parties expressly agree that, from the time EMPRESAS PARÍS sells, assigns, and transfers the Financial Assets it acquires hereby to BANCO PARÍS, all the provisions of the Seventh, the Eighth, the last paragraph of the Ninth, the Twelfth, the Thirteenth, and the Fifteenth Clauses that make reference to EMPRESAS PARÍS shall be understood to refer solely to BANCO PARÍS and all the provisions hereof that make reference to obligations of the BANK shall refer to those of BANCO PARÍS; accordingly, the BANK's obligations are not extinguished or modified by virtue of the Financial Assets' sale by EMPRESAS PARÍS to BANCO PARÍS. EIGHTEEN: Expenses. The notarial fees stemming from this contract's execution shall be paid in equal parts by both parties; the fees for registration, annotation, sub-registration, and notifications that are required by law shall be borne by EMPRESAS PARÍS. NINETEEN: Registrations, sub-registrations, annotations, and publications. The parties empower the bearer of an authorized copy of this contract to request and sign

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all the required registrations, sub-registrations, and marginal annotations in the appropriate public registries and those of the respective Conservators of Real Property, as well as to make all the publications required by law. TWENTY: Fulfillment of the promise of sale and discharge. By virtue of the conclusion of this contract, the parties deem the promise to buy-sell into which they entered on the sixteenth of July, two thousand four, and to which reference is made in Chapter II of the Alliance Contract mentioned in provision Three) of the RECITALS section hereof, to be fulfilled in all its parts to their full satisfaction, solely in respect of the credits acquired hereby, and they grant each other a broad reciprocal discharge in respect of said promise. TWENTY-ONE: Applicable law. This contract is governed by Chilean law. TWENTY-TWO: BANCO PARÍS. Being present at this act, Nelson Guerra Avila, Chilean, married, an engineer, with National I.D. Card number five million three hundred fourteen thousand four hundred sixty-three dash two, in representation of BANCO PARÍS, both domiciled at number one hundred fifteen Calle Morandé, fourth floor, Santiago Commune, of legal age, who furnishes evidence of his identity with the aforementioned I.D. card, declares as follows: That he accepts each and all of the provisions of this instrument that make reference to EMPRESAS PARÍS and undertakes to perform all the obligations imposed by this contract commencing as of the date on which EMPRESAS PARÍS acquires the Financial Assets covered by this purchase-sale transaction. CAPACITIES. Mr. Oscar Von Chrismar Carvajal's capacity to act in representation of Banco Santander Chile emanates from the instrument dated the twenty-third of July, two thousand three, executed before Santiago Notary Nancy de la Fuente Hernández. Mr. Andrés Munita Izquierdo's capacity to act in representation of Empresas Almacenes París S.A. emanates from the instrument dated the third of December, two thousand four, executed before Santiago Notary Raúl Undurraga Laso. Mr. Nelson Guerra Avila's capacity to act in representation of Banco París emanates from the instrument dated the sixth of December, two thousand four, executed before Santiago Notary Raúl Undurraga Laso. These capacities are not inserted herein because they are known to the parties, and at the parties' express request. In witness whereof and after reading the document, the persons present sign. This page corresponds to the Deed of

Purchase-Sale entered into between Banco Santander Chile and Empresas Almacenes París S.A. A copy is furnished.

[signature] Oscar Von Chrismar Carvajal CNI No. 6926511-1 For BANCO SANTANDER – CHILE [fingerprint]	[signature] Andrés Munita Izquierdo CNI No. For: EMPRESAS ALMACENES PARÍS S.A. [fingerprint]

[signature] Nelson Guerra Avila CNI No. 5,314.463-2 For: BANCO PARÍS [fingerprint]

[Stamp] I authorize, as Alternate Notary, pursuant to Decree Nº 634/2004,
Court of Appeals of Santiago, and Article 402, Section 4, C.O.T.
Santiago, December 7, 2004
[signature]
[Seal] Martín Vásquez Cordero – Alternate Notary,
48th Notarial Office of Santiago

[Stamp] This copy is identical to its original.
December 7, 2004
José Musalem Saffie
Notary Public
[signature]
[Seal] Martín Vásquez Cordero – Alternate Notary
48th Notarial Office of Santiago

DIGEST Nº 16,776

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[Seal] Martín Vásquez Cordero – Alternate Notary
48th Notarial Office of Santiago
Digest No. 16,776
December 6, 2004

EXHIBIT B

PURCHASE-SALE CONTRACT
BANCO SANTANDER – CHILE
AND
EMPRESAS ALMACENES PARÍS S.A.

AGREEMENTS RELATED TO THE TRANSFER TO EMPRESAS PARIS OF CREDITS OWED
BY CUSTOMERS OF THE BANCO SANTANDER – CHILE SANTIAGO-EXPRESS DIVISION
WHO ARE HOLDERS OF MASTERCARD CREDIT CARDS ISSUED BY THE BANK

RECITALS

A. By a public instrument of the same date, executed before Santiago Notary José Musalem Saffie (the "Purchase-Sale Transaction"), Banco Santander Chile, hereinafter the BANK, has sold, assigned, and transferred to EMPRESAS ALMACENES PARÍS S.A., which by public instrument having the same date as this instrument, executed before the aforementioned Notary, has likewise sold, assigned, and transferred to BANCO PARÍS the placements of loans described in the computer lists that, having been signed by the parties, are attached as Exhibit A to the Purchase-Sale Transaction, consisting of non-readjustable consumer loans, credits under MasterCard credit card lines of credit, and seventy-three consumer loans financing computer purchases for educators, owed by customers of the "Santiago-Express" Division who do not have checking accounts with the BANK;

B. In compliance with the provisions of Clause One of the Purchase-Sale Transaction, the parties sign this instrument to make a record of the following agreements related to the transfer to BANCO PARÍS of the lines of credit associated with MasterCard credit cards issued by the BANK (the "Cards") and owed by Santiago-Express Division customers who do not have checking accounts at the BANK;

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ONE: As of the date hereof, together with its acquisition, by virtue of the Purchase-Sale Transaction, of ownership of all the BANK's credits and rights in connection with the use of the Cards by the customers of its Santiago-Express Division listed in Exhibit A of the Purchase-Sale Transaction, BANCO PARÍS assumes and takes charge of the BANK's obligations and liabilities toward those customers, hereinafter also the "Users," by virtue of the "Contracts for Opening of Credit in National Currency and Affiliation with the MasterCard System and Use of MasterCard Credit Cards, Use of Automated Services, and Special Mandates" and/or "Complementary Rules for the Use of the International Credit Card," as appropriate, hereinafter "the Contracts," which are integral parts of this instrument.

TWO: In the event the Users do not accept the BANK's substitution by BANCO PARÍS as of the date of this Instrument, in this act the BANK confers upon BANCO PARÍS a free and irrevocable mandate, pursuant to the provisions of Article No. 241 of the Commercial Code, so that in its name and on its behalf, it may comply with all the obligations prescribed in the Contracts, in the form, within the time limits, and in accordance with the terms prescribed therein. By the same token, all the BANK's powers in connection with the Contracts that can be delegated pursuant to law are delegated to BANCO PARÍS in this act, and it must be understood for all legal intents and purposes that BANCO PARÍS shall have, from the date hereof, the same powers as held by the BANK under said Contracts in its legal relations with the Users, including the following powers, among others: (i) to cancel or revoke the Card at any time and without giving the reason, and as a consequence thereof, cancel the line of credit the User had with the BANK and judicially or extrajudicially collect the balance thereof that had been used, with the power in connection therewith to charge said balance to the User's time deposits at the BANK, all of which must be understood as being without prejudice to BANCO PARÍS's right, in the event that the value of said time deposits is insufficient, to exercise all other applicable rights to recover the sums that the User owes the BANK for any reason and which emanate from the User's use of the Card in question; (ii) charge the value of the acquisitions of goods and/or payments for services rendered in the country or overseas through the Card to the line of credit the BANK has given the User; (iii) collect, without the need for any further procedures, the sums owed to the BANK by the User exceeding the authorized amount of the revolving line of credit approved by the BANK; and (iv) protest and collect, extrajudicially or judicially, the note signed by the User through

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the special agent appointed to that end in the BANK's favor, pursuant to the Contracts.

THREE: Solely as regards the costs and benefits indicated below, all of them associated with situations stemming from the Credit Card business for the customers of the Santiago-Express Division managed by the BANK until the date hereof, the parties agree to abide by the following special rules of distribution:

     (a) the BANK shall be responsible for making the disbursements BANCO PARÍS must make in relation to claims whose validity is duly approved by Transbank and which came into being prior to the date hereof;

     (b) BANCO PARÍS shall assume the financial cost of the payments made to the affiliated commercial establishments, in both local and foreign currency, for the purchases or services made from the date hereof onward. On the other hand, the financial cost of the payments made to the affiliated commercial establishments, in both local and foreign currency, for purchases or services acquired prior to the date hereof must be borne by the BANK. To that end, and without prejudice to the Card operating company's attributions or deductions, the parties settle as of the date hereof, in particular and to their full satisfaction, any differences between the rules stipulated above and the collections or deductions actually performed by the operator;

     (c) the fees for charges applied to the affiliated commercial establishments and those for "Immediate Charge Purchases" and "Cash Advances" applied to the Users or customers of the BANK's Santiago-Express Division to date shall belong entirely to the BANK for the intents and purposes of the Card Operation Contract entered into by it and Transbank. BANCO PARÍS must reimburse the BANK for the funds it receives under the aforementioned fees from the date hereof onward, on the banking day immediately after its receipt thereof;

     (d) from the date hereof onward, BANCO PARÍS shall be responsible for its costs for issuance of Cards, such as those associated with Transbank and MasterCard, incurred in relation to the BANK's Santiago-Express Division customers who are transferred to BANCO PARÍS. Accordingly, the BANK must pay the cost of advertising for the

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MasterCard brand in proportion to the BANK's Santiago-Express Division's customers transferred to BANCO PARÍS up to the date hereof;

     (e) in the event transactions performed prior to the date hereof are reversed, the BANK must return the respective fees to the commercial establishments and/or the fees on overseas purchases;

     (f) from the date hereof onward, BANCO PARÍS shall pay the costs of the Security Bulletin for all stolen or lost Cards belonging to customers of the BANK's Santiago-Express Division that are transferred to BANCO PARÍS.

FOUR: If the foregoing provisions relating to the mandate conferred in the Second Clause cannot be applied for any cause or reason, the pertinent relations among the parties shall be governed by the following procedure for purposes of achievement of the objectives provided for in this mandate.

1. On the 15th and 30th day of each month, or on the banking day immediately thereafter if either of the foregoing dates falls on a non-business day, BANCO PARÍS shall send the BANK a list containing all the debtors of original credits for the use of Cards acquired by BANCO PARÍS that are in arrears or for which payments are past due for more than 90 days, indicating in each case the date of the arrears or simple lateness and the total value owed in terms of principal, regular and penalty interest or late fees, and extrajudicial expenses, if any;

2. Together with the foregoing, BANCO PARÍS shall send the BANK all the background information and folders for each of the debtors listed in the aforementioned list, as well as a credit assignment contract signed by BANCO PARÍS in duplicate bearing the same date, which shall cover all the credits reflected in the list;

3. On the day after receipt of the background information and documentation indicated in the preceding provisions, the BANK shall send BANCO PARÍS a copy of the credit assignment contract, duly signed by the BANK, and a chamber voucher or equivalent medium of payment for the total amount of the portfolio in arrears that is being assigned;

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4. Thereupon the BANK shall proceed, as the owner of the credit in question and in the exercise of the mandate conferred by the respective debtor alluded to in provision 1, above, to fill out and sign the respective note, which must be authorized by a Notary, in an amount including principal, regular and penalty interest or late fees, extrajudicial collection expenses, applicable tax stamps, and the respective notarial fees;

5. Within the 5 banking days following receipt of the items indicated in provisions 1 and 2, above, the BANK shall send BANCO PARÍS a list of all the debtors shown on the received list, accompanied by the notes signed by the appropriate person in representation of the respective debtors, duly authorized before a notary, which must have been filled out as indicated, reflecting the principal owed, the regular and penalty interest or late fees, the extrajudicial collection expenses, if any, the applicable tax stamps, and the respective notarial fees, and endorsed by the BANK to BANCO PARÍS. Together with the foregoing, the BANK shall send BANCO PARÍS a credit assignment contract signed by the BANK in duplicate, bearing the same date, which shall include all the credits covered by it and the total value of the list of assigned credits;

6. On the day after receipt of the background information and documentation indicated in provision 5, above, BANCO PARÍS shall send the BANK a copy of the credit assignment contract, duly signed by BANCO PARÍS, and a chamber voucher or equivalent medium of payment for the total value of the portfolio in arrears that is being assigned.

This Exhibit shall be deemed to be an integral part of the Purchase-Sale Transaction for all legal intents and purposes.

Santiago, December 6, 2004.

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[Stamp] I certify that, at the request of Eugenio [illegible], this document was solemnized under Nº 16,776 at the end of my Current Registry of Public Instruments. Santiago, December 6, 2004

[Stamp] I authorize, as Alternate Notary, pursuant to Decree Nº 634/2004, Court of Appeals of Santiago, and Article 402, Section 4, C.O.T. Santiago, December 7, 2004

[signature] [Seal] Martín Vásquez Cordero – Alternate Notary, 48th Notarial Office of Santiago

[Stamp] I CERTIFY: That this document is a true copy of the one solemnized under Nº 16,776 at the end of my Registry of Public
Instruments for the current [illegible], consisting of 5 pages.
SANTIAGO, December 7, 2004

[signature]
[Seal] Martín Vásquez Cordero –
Alternate Notary,
48th Notarial Office of Santiago